Pricing Supplement Dated July 30, 1999                 Rule 424(b)(3)
(To Prospectus Dated April 22, 1999)                   File No. 333-76483

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Lehman Brothers
Principal Amount:            $25,000,000
Agent's Discount
  or Commission:             $23,667
Net Proceeds to Company:     $24,976,332.50
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  08/02/99
Maturity Date:               08/02/01
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750


Interest Reset Dates:   The 2nd of each month commencing September 2, 1999 and
                        ending August 2, 2001.

Interest Payment Dates: The 2nd of each month commencing September 2, 1999 and ending  August 2, 2001.

Index Maturity:         1 Month
Spread (+/-):           +0.21%

Day Count Convention:
      /X/ Actual/360 for the period from  08/02/99 to 08/02/01
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.


Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:   /X/  Book-Entry                / /  Certificated

Other: /X/  Principal                 / /  Agent